NEWS RELEASE
ROB FREDERICK	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
502-774-7707	502-774-6903
BROWN-FORMAN REPORTS SOLID FIRST HALF RESULTS IN FISCAL 2019;
CONFIRMS FULL YEAR OUTLOOK
Louisville, KY, December 5, 2018 - Brown-Forman Corporation (NYSE: BFA, BFB) reported results for its second quarter and the first half of fiscal 2019, ended October 31, 2018. For the second quarter, the company’s reported net sales were flat1 at $910 million (+3% on an underlying2 basis) compared to the same prior-year period. The company estimates that second quarter’s underlying net sales growth was negatively impacted by approximately two percentage points primarily due to tariff-related inventory reductions (giveback) associated with the first quarter’s tariff-driven buy-ins. In the quarter, reported operating income decreased 5% to $332 million (flat on an underlying basis) and diluted earnings per share grew 4% to $0.52.

For the first six months of the fiscal year, the company’s reported net sales increased 2% to $1,676 million (+5% on an underlying basis). Reported net sales growth was negatively impacted by two percentage points from foreign exchange. Year-to-date reported operating income was flat at $596 million (+4% on an underlying basis) and diluted earnings per share of $0.93 increased 8%.

Paul Varga, the company's Chief Executive Officer said, "Tariff-related buy-ins helped power first quarter results, while the anticipated giveback materialized in the second quarter, resulting in 5% underlying net sales growth during the first half. This growth demonstrates the consistency of our revenue delivery, especially against strong, 7% underlying net sales growth during the same period last year. Given easier back half comparisons and our momentum, we are on track for another year of 6-7% underlying net sales growth.”

Lawson Whiting, the company’s Chief Operating Officer and incoming Chief Executive Officer added, “Our premium portfolio of American whiskey brands, led by Jack Daniel’s and bolstered by Woodford Reserve, continued to deliver balanced geographic growth. While we are largely absorbing the tariff costs during fiscal 2019, we are confident in the long-term growth potential for our brands as we continue to build awareness with new consumers and increase our global distribution.”

Year-to-date Fiscal 2019 Highlights

•	Underlying net sales grew 5% (+2% reported), with broad-based geographic[3] and portfolio contribution:

◦	Underlying net sales in the emerging markets grew by 10% (+5% reported), developed international markets by 5% (+2% reported), and the United States by 3% (+1% reported)

◦	The Jack Daniel’s family of brands grew underlying net sales 5% (+2% reported), including 3% underlying net sales growth (flat reported) for Jack Daniel’s Tennessee Whiskey

◦	Super-premium American whiskey brands grew underlying net sales 19% (+12% reported), including 25% underlying net sales growth from Woodford Reserve (+24% reported)

◦	Herradura and el Jimador grew underlying net sales 15% and 11%, respectively (+11% and +8% reported)

•	Underlying operating income grew 4% (0% reported) and earnings per share increased 8% to $0.93

•	The company repurchased $122 million of stock during the three months ended October 31, 2018

Year-to-date Fiscal 2019 Results By Market - Balanced Geographic Delivery of Growth
The company delivered solid, broad-based growth around the world, with the strongest results coming from the emerging markets, where the company’s market shares are substantially below those in the developed world. As anticipated, the developed international markets, and more specifically Europe, experienced substantial giveback during the second quarter associated with the first quarter’s wholesale and retail level tariff-related buy-ins, effectively reversing the incremental benefit from the first quarter.

The United States grew underlying net sales 3% (+1% reported). Results accelerated quarter over quarter despite timing of promotional activities, a route to market change in one state, and more challenging second quarter prior year comparisons, which drove underlying net sales growth of 6% (+9% reported) in the first half of last year. According to syndicated data for the first half of fiscal 2019, Brown-Forman’s value-based takeaway3 trends remain in the mid-single digit range, also in-line with 12 month trends. The company’s premium bourbons, Woodford Reserve and Old Forester, remained standout performers in the United States. Woodford Reserve was the largest contributor to growth in the United States during the first half, delivering strong double-digit underlying net sales growth. Jack Daniel’s Tennessee Whiskey accelerated in the second quarter, but first half results were negatively impacted by some timing items as well as strong prior year comparisons. The Jack Daniel’s family of brands excluding Tennessee Whiskey grew underlying net sales mid-single digits, with gains from Gentleman Jack, Tennessee Honey, Tennessee Fire, and RTD/RTP products. Herradura and el Jimador tequila grew aggregate underlying net sales double-digits due to continued investments in the brands and favorable category momentum.

Underlying net sales in the company’s developed international markets grew 5% (+2% reported), driven primarily by volume gains. Germany and the United Kingdom grew underlying net sales by 16% (+14% reported) and 4% (-5% reported), respectively. Australia and France grew underlying net sales by 7% (+1% reported) and 4% (+2% reported), respectively. Canada’s underlying net sales declined 4% (-10% reported) due in part to disruption associated with a recent change in selling and marketing structure, while Spain continued to grow well into the double-digits as we benefit from last year’s transition to owned distribution.

Emerging markets continued their double-digit gains, delivering underlying net sales growth of 10% (+5% reported) on top of last year’s first half underlying net sales growth of 15% (+24% reported). Mexico remained the largest growth driver, with underlying net sales up 12% (+2% reported), fueled by strong gains across the portfolio of brands, but most notably in Herradura and New Mix. Brazil grew underlying net sales 36% (+7% reported) due to strong demand for Jack Daniel’s Tennessee Whiskey, helped in part by timing. Poland delivered modest underlying net sales growth of 2% (+4% reported) as strength in Jack Daniel’s Tennessee Whiskey was offset by soft results for Finlandia. Russia experienced a 2% decline in underlying net sales (+18% reported). While Turkey’s underlying net sales grew mid single-digits, reported sales were down due to adverse foreign exchange. Most other emerging markets, including China, India, Ukraine and sub-Saharan Africa delivered double-digit underlying net sales growth during the first half of fiscal 2019.

Travel Retail delivered strong growth in the first half, with underlying net sales up 14% (+3% reported). The company’s premium American whiskey brands, including the Jack Daniel's family of brands and Woodford Reserve, enjoyed solid consumer demand, helped by new product launches such as Jack Daniel’s Bottled-in-Bond and Jack Daniel’s Tennessee Rye, increased travel, and the timing of customer orders.

Year-to-date Fiscal 2019 Results By Brand - Strong Growth in American Whiskey and Tequila
The company’s underlying net sales growth was led by the Jack Daniel’s family of brands globally, up 5% (+2% reported). Jack Daniel’s Tennessee Whiskey experienced 3% underlying net sales growth (flat reported), with strong volume gains in the emerging markets and several developed international markets. Gentleman Jack grew underlying net sales 10% (+5% reported). Jack Daniel’s Tennessee Honey’s underlying net sales gained 8% (+11% reported) and Jack Daniel’s Tennessee Fire increased underlying net sales 7% (+7% reported), fueled by continued global growth for both brands. Jack Daniel’s RTD business maintained its momentum from fiscal 2018, delivering underlying net sales growth of 12% (+6% reported) despite increasingly difficult comparisons.

Brown-Forman’s portfolio of super-premium American whiskey brands, including Woodford Reserve, Jack Daniel’s Single Barrel and Gentleman Jack, delivered 19% underlying net sales growth (+12% reported), fueled by increased consumer demand for the brands, primarily in the United States. Woodford Reserve grew underlying net sales 25% (+24% reported). Old Forester grew double-digits due to the combined effects of volumetric gains and favorable mix.

el Jimador grew underlying net sales by 11% (+8% reported), propelled by volume gains and higher prices in the United States as well as strong takeaway trends in Mexico. Herradura grew underlying net sales by 15% (+11% reported). The brand registered double-digit gains in the United States and Mexico, where Herradura Ultra helped power results. New Mix’s underlying net sales grew double-digits.

Finlandia vodka’s underlying net sales declined in the first half by 8% (-9% reported). The decrease in underlying net sales was driven by unfavorable channel mix in Poland and lower volumes in Russia and the United States.

Other P&L Items
Company-wide price/mix contributed two percentage points to the 5% underlying net sales growth (+2% reported) in the first half. Underlying gross profit also grew 5% in the first half (+1% reported), while gross margins began to be negatively impacted during the second quarter due to the cost of tariffs.

Underlying advertising spend increased 7% (+2% reported) during the first half, outpacing the growth in underlying net sales, and due primarily to the timing of brand investments including the new Woodford Reserve Kentucky Derby sponsorship and the recent opening of the Old Forester distillery and homeplace. Underlying SG&A grew 3% in the first half (+2% reported), driven primarily by higher personnel costs. The company delivered underlying operating income growth of 4% (flat reported).

Financial Stewardship
On November 15, 2018, Brown-Forman declared a regular quarterly cash dividend of $0.166 per share on the Class A and Class B common stock, a 5.1% increase over the prior year dividend, resulting in an annualized cash dividend of $0.664 per share. The quarterly cash dividend is payable on January 2, 2019 to stockholders of record on December 6, 2018. Brown-Forman has paid regular quarterly cash dividends for 73 consecutive years and has increased the dividend for 35 consecutive years.

During the second quarter of fiscal 2019, the company repurchased a total of 2.6 million Class A and Class B shares for $122 million, at an average price of $47 per share under the company’s $200 million share repurchase program. As of October 31, 2018, the remaining share repurchase authorization under the existing program totaled $78 million.

As of October 31, 2018, total debt was $2,546 million compared to $2,556 million as of April 30, 2018.

Fiscal Year 2019 Outlook
The global economy has continued to improve over the last year. However, the competitive landscape in the developed world remains intense, and recently enacted retaliatory tariffs on American whiskey have created additional uncertainty around the company’s near-term outlook, making it difficult to accurately predict future results. The company currently anticipates:

1.	Underlying net sales growth of 6% to 7%.

2.	Flat underlying SG&A, and underlying A&P growth roughly in-line with sales gains.

3.	Underlying operating income growth of 4% to 6%.

4.	Diluted earnings per share of $1.65 to $1.75. This range assumes tariffs remain in place for the full fiscal year.

Conference Call Details
Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EST) today.  All interested parties in the United States are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial +1-706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. (EST) start of the conference call. A live audio broadcast of the conference call, and the accompanying presentation slides, will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” For those unable to participate in the live call, information regarding the digital audio recording of the conference call and the presentation slides will also be on the website. The replay will be available for at least 30 days following the conference call.

For nearly 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s RTDs, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Old Forester, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, Chambord, BenRiach, GlenDronach and Slane. Brown-Forman’s brands are supported by over 4,800 employees and sold in more than 170 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:

•
Unfavorable global or regional economic conditions and related low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•
Risks associated with being a U.S.-based company with global operations, including commercial, political, and financial risks; local labor policies and conditions; protectionist trade policies, or economic or trade sanctions, including potential retaliatory tariffs on American spirits and the effectiveness of our actions to mitigate the potential negative impact on our sales and distributors; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar

•	Changes in laws, regulations, or policies – especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, or capital gains) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur

•	The impact of the recently enacted U.S. tax reform legislation, including as a result of future regulations and guidance interpreting the statute

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; legalization of marijuana use on a more widespread basis; shifts in consumer purchase practices from traditional to e-commerce retailers; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol in significant markets

•	Production facility, aging warehouse, or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, labor, or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ and retailers’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value

•	Inadequate protection of our intellectual property rights

•	Product recalls or other product liability claims, or product counterfeiting, tampering, contamination, or quality issues

•	Significant legal disputes and proceedings, or government investigations

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance, or prospects

•	Failure to attract or retain key executive or employee talent

•	Our status as a family “controlled company” under New York Stock Exchange rules, and our dual class share structure

For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended October 31, 2017 and 2018
(Dollars in millions, except per share amounts)

	2017	2018	Change

Net sales	$914	$910	0%
Cost of sales	304	320	5%
Gross profit	610	590	(3%)
Advertising expenses	109	102	(7%)
Selling, general, and administrative expenses	162	161	(1%)
Other expense (income), net	(10)	(5)
Operating income	349	332	(5%)
Non-operating postretirement expense	3	2
Interest expense, net	15	20
Income before income taxes	331	310	(6%)
Income taxes	92	61
Net income	$239	$249	4%

Earnings per share:
Basic	$0.50	$0.52	4%
Diluted	$0.49	$0.52	4%

Gross margin	66.8%	64.8%
Operating margin	38.2%	36.5%

Effective tax rate	27.9%	19.5%

Cash dividends paid per common share	$0.146	$0.158

Shares (in thousands) used in the
calculation of earnings per share
Basic	480,150	480,436
Diluted	483,284	483,591

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Six Months Ended October 31, 2017 and 2018
(Dollars in millions, except per share amounts)

	2017	2018	Change

Net sales	$1,637	$1,676	2%
Cost of sales	534	563	6%
Gross profit	1,103	1,113	1%
Advertising expenses	196	200	2%
Selling, general, and administrative expenses	323	329	2%
Other expense (income), net	(11)	(12)
Operating income	595	596	0%
Non-operating postretirement expense	5	4
Interest expense, net	30	40
Income before income taxes	560	552	(1%)
Income taxes	143	103
Net income	$417	$449	8%

Earnings per share:
Basic	$0.87	$0.93	8%
Diluted	$0.86	$0.93	8%

Gross margin	67.4%	66.4%
Operating margin	36.3%	35.6%

Effective tax rate	25.5%	18.6%

Cash dividends per common share:
Declared	$0.292	$0.316
Paid	$0.292	$0.316

Shares (in thousands) used in the
calculation of earnings per share
Basic	480,095	480,647
Diluted	483,130	483,963

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2018	October 31, 2018
Assets:
Cash and cash equivalents	$239	$193
Accounts receivable, net	639	768
Inventories	1,379	1,477
Other current assets	298	305
Total current assets	2,555	2,743

Property, plant, and equipment, net	780	785
Goodwill	763	750
Other intangible assets	670	648
Other assets	208	223
Total assets	$4,976	$5,149

Liabilities:
Accounts payable and accrued expenses	$581	$620
Accrued income taxes	25	17
Short-term borrowings	215	258
Total current liabilities	821	895

Long-term debt	2,341	2,288
Deferred income taxes	85	113
Accrued postretirement benefits	191	193
Other liabilities	222	163
Total liabilities	3,660	3,652

Stockholders’ equity	1,316	1,497

Total liabilities and stockholders’ equity	$4,976	$5,149

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Six Months Ended October 31, 2017 and 2018
(Dollars in millions)

	2017	2018

Cash provided by operating activities	$218	$272

Cash flows from investing activities:
Additions to property, plant, and equipment	(64)	(53)
Other	(5)	(4)
Cash used for investing activities	(69)	(57)

Cash flows from financing activities:
Net change in short-term borrowings	21	42
Acquisition of treasury stock	(1)	(128)
Dividends paid	(140)	(152)
Other	(7)	(5)
Cash used for financing activities	(127)	(243)

Effect of exchange rate changes on cash and cash equivalents	8	(18)

Net increase (decrease) in cash and cash equivalents	30	(46)

Cash and cash equivalents, beginning of period	182	239

Cash and cash equivalents, end of period	$212	$193

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Six Months Ended	Fiscal Year Ended
	October 31, 2018	October 31, 2018	April 30, 2018

Reported change in net sales	—%	2%	8%
New accounting standard	1%	1%	—%
Foreign exchange	2%	2%	(1)%
Estimated net change in distributor inventories	—%	—%	(1)%

Underlying change in net sales	3%	5%	6%

Reported change in gross profit	(3)%	1%	9%
New accounting standard	1%	2%	—%
Foreign exchange	2%	2%	(2)%
Estimated net change in distributor inventories	—%	—%	(1)%

Underlying change in gross profit	1%	5%	6%

Reported change in advertising expenses	(7)%	2%	8%
New accounting standard	4%	4%	—%
Foreign exchange	3%	1%	(3)%

Underlying change in advertising expenses	—%	7%	6%

Reported change in SG&A	(1)%	2%	15%
New accounting standard	1%	—%	—%
Foundation	—%	—%	(11)%
Foreign exchange	2%	1%	(2)%

Underlying change in SG&A	1%	3%	3%

Reported change in operating income	(5)%	—%	5%
New accounting standard	1%	1%	—%
Foundation	—%	—%	7%
Foreign exchange	3%	3%	(2)%
Estimated net change in distributor inventories	1%	—%	(2)%

Underlying change in operating income	—%	4%	8%

Note: Totals may differ due to rounding
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note - The growth rates for fiscal 2018 above agree to our fiscal 2018 Form 10-K and do not reflect the impact from the adoption of the ASU 2017-07 accounting standard (related to pension), which we adopted effective May 1, 2018. The retrospective adjustment for ASU 2017-07 will increase our fiscal 2018 SG&A growth to +17% reported (+5% underlying) and will decrease our operating income growth to +4% reported (+6% underlying).

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Six Months Ended October 31, 2018

	% Change vs. Prior Year Period
Brand[3]	Depletions[3]		Net Sales[2]
	9-Liter	Drinks Equivalent[3]	Reported	New Accounting Standard	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
Whiskey	5%	4%	3%	1%	2%	—%	6%
Jack Daniel’s Family of Brands	5%	5%	2%	1%	2%	—%	5%
Jack Daniel’s Tennessee Whiskey	3%	3%	—%	1%	2%	(1)%	3%
Jack Daniel’s RTD/ RTP	7%	7%	6%	—%	5%	—%	12%
Jack Daniel’s Tennessee Honey	8%	8%	11%	1%	2%	(6)%	8%
Gentleman Jack	10%	10%	5%	1%	2%	2%	10%
Jack Daniel’s Tennessee Fire	8%	8%	7%	1%	1%	(3)%	7%
Other Jack Daniel’s Whiskey Brands	35%	35%	—%	1%	1%	18%	20%
Woodford Reserve	24%	24%	24%	1%	1%	(1)%	25%
Rest of Whiskey	(6)%	(6)%	(2)%	1%	—%	7%	5%
Tequila	6%	7%	7%	3%	4%	(1)%	12%
el Jimador	6%	6%	8%	3%	2%	(3)%	11%
Herradura	12%	12%	11%	3%	3%	(2)%	15%
Rest of Tequila	5%	7%	4%	1%	6%	1%	11%
Vodka	(2)%	(2)%	(9)%	1%	4%	(3)%	(8)%
Wine	(1)%	(1)%	(3)%	2%	—%	1%	—%
Rest of Portfolio	(8)%	(8)%	(17)%	—%	7%	1%	(8)%
Subtotal	4%	3%	2%	1%	2%	—%	5%
Non-Branded and Bulk	NM	NM	11%	—%	(1)%	—%	10%
Total Portfolio	4%	3%	2%	1%	2%	—%	5%
Other Brand Aggregations
American whiskey	6%	5%	3%	1%	2%	—%	6%
Super-premium American whiskey	20%	20%	12%	1%	1%	5%	19%
Old Forester & Woodford Reserve	21%	21%	21%	1%	—%	1%	24%
el Jimador, Herradura, & New Mix	6%	7%	7%	3%	4%	(2)%	12%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Schedule C
Brown-Forman Corporation
Supplemental Geographic Information (Unaudited)
Six Months Ended October 31, 2018

Geographic Area[3]	Net Sales[2]
	Reported	New Accounting Standard	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
United States	1%	1%	—%	—%	3%
Developed International	2%	1%	3%	(1)%	5%
United Kingdom	(5)%	—%	9%	—%	4%
Australia	1%	—%	6%	—%	7%
Germany	14%	—%	2%	—%	16%
France	2%	—%	1%	1%	4%
Canada	(10)%	2%	3%	2%	(4)%
Rest of Developed International	2%	3%	(1)%	(3)%	—%
Emerging	5%	2%	7%	(3)%	10%
Mexico	2%	3%	6%	—%	12%
Poland	4%	—%	(2)%	—%	2%
Russia	18%	—%	(5)%	(16)%	(2)%
Brazil	7%	2%	18%	10%	36%
Rest of Emerging	4%	2%	11%	(6)%	10%
Travel Retail	3%	—%	(1)%	11%	14%
Non-Branded and Bulk	11%	—%	(1)%	—%	10%
Total	2%	1%	2%	—%	5%
Other Geographic Aggregations
Developed - including United States	2%	1%	1%	—%	4%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Note 1 - Percentage growth rates are compared to prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures

Use of Non-GAAP Financial Information. We use certain financial measures in this press release that are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may not define or calculate these non-GAAP measures in the same way. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B, and C of this press release.
“Underlying change” in income statement measures. We present changes in certain income statement measures, or line items, that are adjusted to an “underlying” basis. We use “underlying change” for the following income statement measures: (a) underlying net sales, (b) underlying gross profit, (c) underlying advertising expenses, (d) underlying selling, general, and administrative (SG&A) expenses, and (e) underlying operating income. To calculate these measures, we adjust, as applicable, for (a) a new accounting standard, (b) foreign exchange, (c) estimated net change in distributor inventories, and (d) the establishment of our charitable foundation. We explain these adjustments below.

•
“New accounting standard.” Under ASC 606 (Revenue from Contracts with Customers), we recognize the cost of certain customer incentives earlier than we did before adopting ASC 606. Although we do not expect this change in timing to have a significant impact on a full-year basis, we do anticipate some change in the pattern of recognition among fiscal quarters. Additionally, some payments to customers that we classified as expenses before adopting the new standard are classified as reductions of net sales under our new policy. This adjustment allows us to look at underlying change on a comparable basis.

•
“Foreign exchange.” We calculate the percentage change in our income statement line items in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this press release, “dollar” always means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current-year results at prior-year rates and remove foreign exchange gains and losses from current- and prior-year periods.

•
“Estimated net change in distributor inventories.” This adjustment refers to the estimated net effect of changes in distributor inventories on changes in our income statement line items. For each period compared, we use volume information from our distributors to estimate the effect of distributor inventory changes on our income statement line items. We believe that this adjustment reduces the effect of varying levels of distributor inventories on changes in our income statement measures and allows us to understand better our underlying results and trends.

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“Foundation.” In the fourth quarter of fiscal 2018, we established the Brown-Forman Foundation (the Foundation) with an initial $70 million contribution to support the company’s charitable giving program in the communities where our employees live and work. This adjustment removes the initial $70 million contribution to the Foundation from our underlying SG&A expenses and underlying operating income to present our underlying results on a comparable basis.

We use the non-GAAP measures “underlying change” for the following reasons: (a) to understand our performance from period to period on a consistent basis; (b) to compare our performance to that of our competitors; (c) to determine management incentive compensation calculations; (d) to plan and forecast; and (e) to communicate our financial performance to the board of directors, stockholders, and investment analysts. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.

When we provide guidance for underlying change for certain income statement measures we do not provide guidance for the corresponding GAAP change because the GAAP measure will include items that are difficult to quantify or predict with reasonable certainty, including the estimated net change in distributor inventories and foreign exchange, each of which could have a significant impact to our GAAP income statement measures.
Note 3 - Definitions
From time to time, to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund (IMF), and we aggregate brands by spirits category. Below, we define aggregations used in this press release.
Geographic Aggregations.
In Schedule C, we provide supplemental information for our largest markets ranked by percentage of total fiscal 2018 net sales. In addition to markets that are listed by country name, we include the following aggregations:

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“Developed International” markets are “advanced economies” as defined by the IMF, excluding the United States. Our largest developed international markets are the United Kingdom, Australia, and Germany. This aggregation represents our sales of branded products to these markets.

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“Emerging” markets are “emerging and developing economies” as defined by the IMF. Our largest emerging markets are Mexico and Poland. This aggregation represents our sales of branded products to these markets.

•	“Travel Retail” represents our sales of branded products to global duty-free customers, travel retail customers, and the U.S. military regardless of customer location.

•	“Non-branded and bulk” includes our sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.
Brand Aggregations.
In Schedule B, we provide supplemental information for our largest brands ranked by percentage of total fiscal 2018 net sales. In addition to brands that are listed by name, we include the following aggregations:

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“Whiskey” includes all whiskey spirits and whiskey-based flavored liqueurs, ready-to-drink (RTD), and ready-to-pour products (RTP). The brands included in this category are the Jack Daniel's family of brands, Woodford Reserve, Canadian Mist, GlenDronach, BenRiach, Glenglassaugh, Old Forester, Early Times, Slane Irish Whiskey, and Coopers’ Craft.

•	“American whiskey” includes the Jack Daniel’s family of brands, premium bourbons, and Early Times.

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“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), Jack Daniel’s RTD and RTP products (JD RTD/RTP), Jack Daniel’s Tennessee Honey (JDTH), Gentleman Jack, Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Single Barrel Collection, Jack Daniel’s Tennessee Rye Whiskey (JDTR), Jack Daniel’s Sinatra Select, Jack Daniel’s No. 27 Gold Tennessee Whiskey, and Jack Daniel’s Bottled-in-Bond.

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“Jack Daniel’s RTD and RTP” products include all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Cola, Jack Daniel’s & Diet Cola, Jack & Ginger, Jack Daniel’s Country Cocktails, Gentleman Jack & Cola, Jack Daniel’s Double Jack, Jack Daniel’s American Serve, Jack Daniel’s Tennessee Honey RTD, Jack Daniel’s Cider (JD Cider), Jack Daniel’s Lynchburg Lemonade (JD Lynchburg Lemonade), and the seasonal Jack Daniel’s Winter Jack RTP.

◦	“Super-premium American whiskey brands” includes Woodford Reserve, Jack Daniel’s Single Barrel, Gentleman Jack, Jack Daniel’s Sinatra Select, and Jack Daniel’s No. 27 Gold Tennessee Whiskey.

◦	“Premium bourbons” includes Woodford Reserve, Old Forester, and Coopers’ Craft.

•	“Tequila” includes el Jimador, Herradura, New Mix, Pepe Lopez, and Antiguo.

•	“Vodka” includes Finlandia.

•	“Wine” includes Korbel Champagne and Sonoma-Cutrer wines.

•	“Non-branded and bulk” includes our sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.
Other Metrics.

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“Depletions.” We generally record revenues when we ship our products to our customers. Depending on our route-to-consumer (RTC), we ship products to either (a) retail or wholesale customers in owned distribution markets or (b) our distributor customers in other markets. “Depletions” is a term commonly used in the beverage alcohol industry to describe volume. Depending on the context, “depletions” means either (a) our shipments directly to retail or wholesale customers for owned distribution markets or (b) shipments from our distributor customers to retailers and wholesalers in other markets. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do. In this document, unless otherwise specified, we refer to “depletions” when discussing volume.

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“Drinks-equivalent.” Volume is discussed on a nine-liter equivalent unit basis (nine-liter cases) unless otherwise specified. At times, we use a “drinks-equivalent” measure for volume when comparing single-serve ready-to-drink or ready-to-pour brands to a parent spirits brand. “Drinks-equivalent” depletions are RTD and RTP nine-liter cases converted to nine-liter cases of a parent brand on the basis of the number of drinks in one nine-liter case of the parent brand. To convert RTD volumes from a nine-liter case basis to a drinks-equivalent nine-liter case basis, RTD nine-liter case volumes are divided by 10, while RTP nine-liter case volumes are divided by 5.

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“Consumer takeaway.” When discussing trends in the market, we refer to “consumer takeaway,” a term commonly used in the beverage alcohol industry. “Consumer takeaway” refers to the purchase of product by the consumer from retail outlets as measured by volume or retail sales value. This information is provided by third parties, such as Nielsen and the National Alcohol Beverage Control Association (NABCA). Our estimates of market share or changes in market share are derived from consumer takeaway data using the retail sales value metric.